Exhibit 10.33

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is between Steven C. Cooper (“Executive”) and Labor Ready, Inc. or the Labor Ready, Inc. subsidiary employing Executive (“Labor Ready” or “Company”), and is effective as of May 17, 2006 (“Effective Date”).

RECITALS

A.            Executive has served in a management or executive capacity with Labor Ready since January 2001 and as of the date of this Agreement serves in the role of President.  In this capacity, Executive has served a key role on the executive team and has had company-wide management responsibility, including responsibility for affiliates of Labor Ready.  Additionally, Executive has had and is expected to continue to have access to confidential and propriety information of Labor Ready which is vital to the ability of Labor Ready and its affiliates to compete in all of its locations.  Executive’s entering into this Agreement is a condition of continued employment and continued access to such materials.

B.            Executive and Company entered into a contract dated January 9, 2001 (“2001 Employment Agreement”) which was superseded and replaced by an employment agreement between Executive and Company dated March 23, 2005 (“2005 Employment Agreement”).  The 2001 Employment Agreement and the 2005 Employment Agreement were at will, meaning that either Company or Executive may terminate the employment at any time, for any reason or no reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind.

C.            Executive wishes to continue employment with Labor Ready and Labor Ready wishes to continue to employ Executive in the offices of President and Chief Executive Officer under the terms and conditions stated in this Agreement.

I.              TERMS AND CONDITIONS.

A.            Employment.  Company agrees to and hereby does continue to employ Executive, and Executive hereby agrees to the employment by Company, subject to the supervision and direction of the Board of Directors and the terms and conditions of this Agreement.  Executive’s employment under this Agreement shall be for a period commencing on the Effective Date and ending on the date three years after the Effective Date (“Expiration Date”), unless such period is extended by written agreement of the parties or is sooner terminated pursuant to the provisions of Paragraphs E or F of this Section I.  Notwithstanding the foregoing, if Executive’s employment extends beyond the term of this Agreement for any reason, such employment shall be at-will and terminable by either party with or without Cause or Good Reason, as defined in this Agreement, or advance notice, unless the parties agree otherwise in writing.

B.            Duties of Executive.  Executive agrees to devote the necessary time, attention, skill and efforts to the performance of his duties as President and Chief Executive Officer of Company,

including oversight of Subsidiaries and such other duties as may be assigned by the Board of Directors in its discretion.

C.            Compensation.

1.             Executive’s initial salary shall be at the rate of Four Hundred Twenty-Five Thousand dollars ($425,000) per year, subject to customary and usual deductions and withholdings, and payable biweekly, unless and until changed by the Board of Directors as provided herein.

2.             Company, acting through its Board of Directors, may (but shall not be required to) increase, but may not decrease, Executive’s compensation and award to Executive such bonuses as the Board of Directors may see fit, in its sole and unrestricted discretion, commensurate with Executive’s performance and the overall performance of Company. Executive’s compensation shall be reviewed annually by the Compensation Committee of the Board of Directors.

D.            Benefits.

1.             Executive shall be entitled to all benefits offered generally to employees of Company.

2.             Executive shall be entitled each year during the term of this Agreement to a vacation of twenty-five (25) business days, no two of which need be consecutive, during which time his compensation shall be paid in full.

3.             To the fullest extent permitted by law, Company shall indemnify and hold harmless Executive for any and all losses, cost, damage and expense including attorneys’ fees and court costs incurred or sustained by Executive, in accordance with the present provisions Article 5G of Company’s Articles of Incorporation.

E.             Termination by Company.  Company may terminate this Agreement under either of the following circumstances:

1.             Company may terminate this Agreement and Executive’s employment for Cause (as defined herein below) at any time upon written notice to Executive. The notice of termination must specify those actions or inactions upon which the termination is based.  Cause shall exist if any of the following occurs:

(a)           Executive is convicted of or takes a plea of nolo contendere to a crime involving dishonesty, fraud or moral turpitude;

(b)           Executive has engaged in (i) fraud, embezzlement, theft or other dishonest acts, (ii) unprofessional conduct, or (iii) gross negligence related to the business;

(c)           Executive materially violates a significant Company policy, such as policies required by the Sarbanes-Oxley Act, Company’s Drug Free Workplace Policy or Company’s policy against harassment, and does not cure such violation (if curable) within ten (10) days after written notice from Company;

(d)           Executive willfully takes any action that materially damages the assets (including tangible and intangible assets, such as name or reputation) of Company;

(e)           Executive fails to perform his duties in good faith, within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar failure to perform, if the circumstance recurs;

(f)            Executive uses or discloses Confidential Information, as defined in this Agreement, without authorization;

(g)           Executive fails to commence implementation of actions approved by resolution of the board of directors, within ten (10) days after written notice from Company, or to thereafter diligently pursue the completion thereof; or

(h)           Executive breaches this Agreement in any other material respect and does not cure such breach (if curable) within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar breach, if the breach recurs.

2.             Company shall have the right to terminate this Agreement at any time without Cause by written notice to Executive. In the event of termination under this subparagraph 2, Company shall pay Executive all wages due under this Agreement which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment.  Additionally, provided that no Cause exists and Executive provides Company with a full release of all claims in the form attached as Exhibit A or a form otherwise acceptable to Company, Company shall provide to Executive payments at a rate equal to his base salary at the time of termination through the Expiration Date or for a period of twelve (12) months, whichever is greater.  Such payments shall be made on Company’s normal pay days.

3.             Except as provided in Sections E(1) and (2) no other amounts are owed to Executive upon termination of his employment by Company.

F.             Termination by Executive.

1.             Executive may terminate this Agreement and his employment with Company at any time, upon giving Company at least one (1) year prior written notice. In the event of termination under this Paragraph F, Company shall pay Executive all wages due under this Agreement which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment.

2.             Executive may terminate this Agreement for Good Reason at any time upon written notice to Company.  Good Reason shall exist if (i) any material breach of this Agreement by Company which, if curable, has not been cured within twenty (20) days after Company has been given written notice of the need to cure the breach, or which breach, if previously cured, recurs; (ii) Company materially reduces Executive’s salary; or (iii) Company assigns Executive, without Executive’s consent, to a position other than Chief Executive Officer.  If termination of the Agreement occurs pursuant to this subparagraph 2, Company shall provide to Executive payments at a rate equal to his base salary at the time of termination through the Expiration Date or for a period of twelve (12) months, whichever is greater, provided that no Cause exists and Executive provides Company with a final release of claims in the form attached as Exhibit A or a form otherwise acceptable to Company.  Such payments shall be made on Company’s normal pay days.

3.             Except as provided in Sections F(1) and (2) no other amounts are owed to Executive upon termination of his employment by Executive.

G.            Stock Options and Excess Parachute Provision.

1.             In addition to any payments to which Executive may be entitled under Sections E(2) and F(2), if Company terminates the employment of Executive without Cause or if Executive terminates employment with Good Reason, all of Executive’s Unvested Awards shall vest on the termination date, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges, provided that Executive provides Company with a final release of claims in the form attached as Exhibit A or otherwise acceptable to Company, and provided that Executive is in full compliance with all covenants with Company entered into by Executive.

2.             If Executive is deemed to receive an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986 by reason of his vesting of the Unvested Awards pursuant to Paragraph 1 of this Section G, (taking into account any other compensation paid or deemed paid to Executive), the amount of such payments or deemed payments shall be reduced, or, alternatively the provisions of Paragraph 1 of this Section G shall not act to vest Unvested Awards to Executive, so that no such payments or deemed payments shall constitute excess parachute payments.  The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board of Directors.

H.            Arbitration.  Company and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement, or Executive’s application, employment, or termination of employment, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act.  Company and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity.  Any arbitration between Company and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect.  The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects.  Judgment on the award may be entered in any court having jurisdiction.  In any such arbitration, neither Executive nor Company shall be

entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class.   Company agrees to pay for the arbiter’s fees where required by law.  In any claim or jurisdiction where this agreement to arbitrate is not enforced, Company and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law to a jury trial.

I.              Duty of Loyalty.  Executive agrees during working hours to devote his full and undivided time, energy, knowledge, skill and ability to Company’s business, to the exclusion of all other business and sideline interests.  Executive also agrees not to be employed elsewhere unless first authorized by Company in writing.  In no event will Executive allow other activities to interfere with Executive’s duties to Company.  Executive agrees to faithfully and diligently to perform all duties to the best of Executive’s ability.  Executive recognizes that the services to be rendered under this Agreement require certain training, skills and experience, and that this Agreement is entered into for the purpose of obtaining such services for Company.  Upon request, Executive agrees to provide Company with any information which Executive possesses and which will be of benefit to Company.  Executive agrees to perform his duties in a careful, safe, loyal and prudent manner.  Executive agrees to conduct himself in a way which will be a credit to Labor Ready’s reputation and interests.

J.             Reimbursement.  If Executive ever possesses any Labor Ready funds (including without limitation cash and travel advances, overpayments made to Executive by Labor Ready, amounts received by Executive due to Labor Ready’s error, unpaid credit or phone charges, excess sick or vacation pay, or any debt owed Labor Ready for any reason, including misuse or misappropriation of Company assets), Executive will remit them to Labor Ready corporate headquarters in Tacoma, Washington daily unless directed otherwise in writing.  If Executive’s employment ends, Executive will fully and accurately account to Labor Ready for any Labor Ready funds and other property in Executive’s possession.  If Executive fails to do so, Executive hereby authorizes Company (subject to any limitations under applicable law) to make appropriate deductions from any payment otherwise due Executive (including without limitation, Executive’s paycheck, salary, bonus, commissions, expense reimbursements and benefits), in addition to all other remedies available to Company.

K.            Background Investigation.  Executive agrees that at any time during employment Company may, subject to any applicable legal requirements, investigate Executive’s background for any relevant information on any subject which might have a bearing on job performance including, but not limited to, employment history, education, financial integrity and credit worthiness, and confirm that Executive has no criminal record during the last ten years.

Executive shall sign any and all documents necessary for Company to conduct such investigation.  For this purpose, Executive specifically authorizes Company to obtain any credit reports, background checks and other information which may be useful.  Executive acknowledges and, except as may be limited by applicable law, agrees to abide at all times by the terms of Labor Ready’s drug and alcohol policy.  Executive understands that failure to comply with Labor Ready’s policies, including its drug and alcohol policies, may result in termination of employment.

II.            NON-COMPETITION AND NON-SOLICITATION.

A.            Non-Disclosure of Confidential Information.

1.             In connection with Executive’s duties, Executive may have access to some or all of Labor Ready’s “Confidential Information,” which includes the following, whether recorded or mentally memorized: (i) the ideas, methods, techniques, formats, specifications, procedures, designs, strategies, systems, processes, data and software products which are unique to Labor Ready; (ii) all of Labor Ready’s customers, marketing, pricing and financial information, including the names, addresses and any other information concerning any customer; (iii) the content of all of Labor Ready’s operations, sales and training manuals; (iv) all other information now in existence or later developed which is similar to the foregoing; and (v) all information which is marked as confidential or explained to be confidential or which, by its nature, is confidential.

2.             Executive recognizes the importance of protecting the confidentiality and secrecy of Confidential Information.  Executive agrees to use his best efforts to protect Confidential Information from unauthorized disclosure to others.  Executive understands that protecting Confidential Information from unauthorized disclosure is critically important to Labor Ready’s success and competitive advantage, and that the unauthorized disclosure of Confidential Information would greatly damage Labor Ready.  Executive recognizes and agrees that taking and using a trade secret or Confidential Information by memory is no different from taking it on paper or in some other tangible form.  Executive agrees that Executive will request clarification from Labor Ready’s legal department if Executive is at all uncertain as to whether any information or materials are “Confidential Information.”

3.             Executive agrees not to disclose any Confidential Information to others, use any Confidential Information for Executive’s own benefit or make copies of any Confidential Information without Company’s written consent, whether during or after Executive’s employment with Company.  Executive also agrees to return all Confidential Information in his possession to Company at Labor Ready’s headquarters in Tacoma, Washington, immediately upon Company’s request.  If Executive ever believes that any person has received or disclosed or intends to receive or disclose Confidential Information without Company’s consent, Executive agrees to notify Company immediately.

4.             If Executive’s employment with Company is terminated, Executive agrees to return immediately to Labor Ready, at headquarters in Tacoma Washington, all manuals, mailing lists, customer lists, supplies, equipment, checks, petty cash, and all other material and records of any kind concerning Labor Ready’s business, that Executive may possess.

B.             Non-Competition.

1.             During the term of this Agreement and for a period of two (2) years immediately following the termination of employment with or without Cause or Good Reason, so long as Labor Ready continues to carry on substantially the same business, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, engage in any of the following activities within the “Restricted Area” (as hereinafter defined):  own, manage, operate, control, be employed by, participate in, invest in, engage in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that carried on at the time of termination by Labor Ready, including, without limitation, the solicitation of business or customers located within the Restricted Area.  For this purpose, the term “Restricted Area” means a twenty-five (25) mile radius around each Labor Ready branch at the time of termination and any location where Labor Ready has placed workers during Executive’s employment.  This non-competition agreement is enforceable whether Executive’s employment is terminated by Company or Executive.

2.             Executive agrees that this covenant is necessary to protect the intellectual property and trade secrets of Company in view of Executive’s key role with each branch of Company and its affiliates and the extent of confidential and proprietary information about the entire Company and its affiliates to which Executive has information.  Company and Executive agree that the provisions of this Section II(B) do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Company and its affiliates; that the nature of Executive’s responsibilities with Company under this Agreement and Executive’s former responsibilities with Company provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to Company; that Company would not continue to employ Executive if Executive did not agree to the provisions of this Section II(B); that this Section II(B) is reasonable in terms of length of time and geographic scope; and that consideration supports this Section II(B) which was not otherwise owed.  In the event that a court or arbitrator determines that any provision of this Section II(B) is unreasonably broad or extensive, including length of time and geographic scope, Executive agrees that such court or arbitrator should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

C.            No Employee Solicitation.  During the term of this Agreement and for a period of two (2) years immediately following the termination of employment, with or without Cause or Good Reason, so long as Labor Ready continues to carry on substantially the same business, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, solicit, induce or otherwise influence, or attempt to solicit, induce or otherwise influence, in any manner any of Labor Ready’s employees to leave their employment with Labor Ready for any reason, including for the purpose of becoming employed by Executive’s new employer.

D.             No Customer Solicitation.  Executive understands and agrees that the methods employed in Labor Ready’s business will place Executive in a close business and personal relationship with Labor Ready customers.  Thus, during the term of this Agreement and for a period of two (2) years immediately following the termination of employment with or without Cause or Good Reason, so long as Labor Ready continues to carry on substantially the same business, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, contact, call upon, solicit, service, influence or attempt to contact, call upon, solicit, service or influence any customers or potential customers (prospects) with whom

Executive had direct or indirect contact or for whom Executive had responsibility during Executive’s tenure with Company or otherwise assisted Labor Ready in providing services to.

E.             General Provisions.

1.             If Executive violates any of the covenants in this Section II, the time period covered by the covenants will automatically be extended by a length of time equal to the time period during which such violation occurred.

2.             The covenants set forth above are independent of any other provision of this Agreement.  Executive agrees that they will be enforceable whether or not Executive has any claim against Company.

3.             Executive acknowledges that if Executive violates any of the foregoing covenants, the damage to Company will be such that Company is not likely to be made whole with a monetary award.  Therefore, Executive agrees that if Executive violates any such covenant, Company will be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction, in addition to any and all other legal or equitable remedies available under law and equity.

4.             Executive represents and warrants that Executive has been in full compliance with the provisions protecting Labor Ready’s Confidential Information as set forth in the 2001 Employment Agreement and the 2005 Employment Agreement.

 5.            For the purpose of this Section II, all references to Confidential Information or Confidential Information of Labor Ready also apply to Confidential Information belonging to any affiliate of Labor Ready.  Executive’s covenants in subsections (B), (C) and (D) of this Section II shall protect affiliates of Labor Ready to the same extent that they protect Labor Ready.

6.             Executive acknowledges that under Labor Ready’s Corporate Governance Guidelines that Executive is required to receive approval from the Corporate Governance and Nominating Committee prior to agreeing to be nominated as a director of any for-profit corporation or similar position with a for-profit unincorporated entity.

F.             Other Employers and Obligations.

1.             Executive represents to Company that Executive is not subject to any restriction or duties under any agreement with any third party or otherwise which will be breached by employment with Company, or which will conflict with Company’s best interests or Executive obligations under this Agreement.  Executive agrees to notify Company’s Board of Directors promptly in the event Executive is solicited for employment by any competitor of Labor Ready.

2.             Executive warrants that his employment with Company will not violate any contractual obligations with other parties.  Executive will not use during his employment with

Company nor disclose to Company any confidential or proprietary information or trade secrets from any former or current employers, principals, partners, co-venturers, customers or suppliers, and will not bring onto Company’s premises any unpublished document or any property belonging to any such person or entities without their consent.  Executive will honor any non-disclosure, proprietary rights, or other contractual agreements with any other person or entity and has disclosed to Company any such agreements that may bear on employment with Company.  If employment with Company is terminated, Executive agrees to tell his new employer about this Agreement and its terms at the time of reemployment.

III.           ASSIGNMENT OF INVENTIONS.

A.            Assignment.  Executive will make prompt and full disclosure to Company, will hold in trust for the sole benefit of Company, and will assign exclusively to Company all right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material and trade secrets (collectively herein “Inventions”) that Executive solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during his employment with Company.

B.            Outside Inventions.  Executive’s obligation to assign shall not apply to any Invention about which Executive can prove all the following:  (a) it was developed entirely on Executive’s own time; (b) no equipment, supplies, facility, services or trade secret information of Labor Ready was used in its development; (c) it does not relate (i) directly to the business of Labor Ready or (ii) to the actual or demonstrably anticipated business, research or development of Labor Ready; and (d) it does not result from any work performed by Executive for Labor Ready.  Executive shall attach a list of all existing Inventions meeting these requirements to this Agreement.

IV.           COMPLIANCE WITH LAWS AND CODE OF CONDUCT.

A.            Commitment to Compliance.  Company is committed to providing equal employment opportunity for all persons regardless of race, color, gender, creed, religion, age, marital or family status, national origin, citizenship, mental or physical disabilities, veteran status, ancestry, citizenship, HIV or AIDS, sexual orientation, on-the-job-injuries, or the assertion of any other legally enforceable rights.  Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, termination, working conditions, compensation, benefits, and other terms and conditions of employment.  Company is likewise committed to ensuring that employees are accurately paid for all hours worked.

B.            Duty to Comply with the Law.  Executive agrees to comply with all federal, state and local laws and regulations, including equal employment opportunity laws and wage and hour laws.  Executive agrees to notify immediately Company if Executive becomes aware of a violation of the law, or suspects a violation of the law has or will occur.  Executive acknowledges that Executive may be held personally liable for intentional violations.

C.            Duty to Comply with Labor Ready’s Code of Conduct.  Executive acknowledges and agrees that it is his duty to be familiar with Labor Ready’s Code of Conduct, and to comply with all of its provisions.

V.            MISCELLANEOUS.

A.            Integration.  No promises or other communications made by either Company or Executive are intended to be binding unless they are set forth in this Agreement.  This Agreement contains the entire agreement between the parties and replaces and supersedes any prior agreements, including the 2001 Employment Agreement and the 2005 Employment Agreement, except as noted herein.  This Agreement may not be modified except by an instrument signed by an officer of Company.  This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives.

B.            Choice of Law.  Company and Executive agree that this Agreement and all interpretations of the provisions of this Agreement will be governed by the laws of the State of Washington, without regard to choice of law principles.

C.            No Waiver.  If Company waives any condition or term of this Agreement, Company is not waiving any other condition or term, nor is Company waiving any rights with respect to any future violation of the same condition or term.  If Company chooses to refrain from enforcing any condition or term, Company does not intend to waive the right to do so.  Sections I(H), I(J), II and III of this Agreement are to remain in effect after termination of the remainder of this Agreement.

D.            Severability.  The provisions of this Agreement are intended to be severable from each other.  No provision will be invalid because another provision is ruled invalid or unenforceable.  If any provision in this Agreement is held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement and shall be re-written to provide the maximum effect consistent with the intent of the provision.

E.             Assignment.  Company reserves the right to assign this Agreement to an affiliated company or to any successor in interest to Company’s business without notifying Executive.  All terms and conditions of this Agreement will remain in effect following any such assignment.

F.             Venue.  Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Agreement will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma.  Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts.

LABOR READY, INC.		EXECUTIVE

By:	/s/ Joseph P. Sambataro, Jr.	/s/ Steven C. Cooper
Steven C. Cooper
Name:	Joseph P. Sambataro, Jr.
Title:	CEO

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Release”) is hereby executed by Steven C. Cooper (“Executive”) in accordance with the Employment Agreement between Executive and Labor Ready, Inc. (“Employer”), dated           (“Employment Agreement”).

RECITALS

A.            Employer and Executive are parties to the Employment Agreement.

B.            The Employment Agreement provides for certain payments and benefits to Executive upon termination of Executive’s employment under certain circumstances, provided that Executive signs and delivers to Employer upon such termination a Release in substantially the form of this Release.

C.            Executive desires for Employer to make payments in accordance with the Employment Agreement and therefore executes this Release.

TERMS

1.             Waiver, Release and Covenant.  On behalf of Executive and Executive’s marital community, heirs, executors, administrators and assigns, Executive expressly waives, releases, discharges and acquits any and all claims against Employer and its present, former and future affiliates, related entities, predecessors, successors and assigns, and all of their present, former and future officers, directors, stockholders, employees, agents, partners, and members, in their individual and representative capacities (collectively “Released Parties”) that arise from or relate to Executive’s employment with Employer and/or the termination of such employment (“Released Claims”).  This waiver and release includes any and all Released Claims (including claims to attorneys’ fees), damages, causes of action or disputes, whether known or unknown, based upon acts or omissions occurring or that could be alleged to have occurred before the execution of this Release.  Released Claims include, without limitation, claims for wages, employee benefits, and damages of any kind whatsoever arising out of any: contract, express or implied, including without limitation the Employment Agreement, the employment agreement dated January 9, 2001 and the employment agreement dated March 23, 2005; tort; discrimination; wrongful termination; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Employee Retirement Income Security Act of 1974; and any other legal limitation on the employment relationship.  Executive also covenants and promises never to file, press or join in any complaint or lawsuit for personal relief or any amounts of any nature based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA and/or the Older Workers’ Benefit Protection Act of 1990

(“OWBPA”).  Executive represents and warrants that he is the sole owner of all Released Claims and has not assigned, transferred, or otherwise disposed of Executive’s right or interest in those matters.  Notwithstanding the foregoing, this waiver and release does not apply to claims that arise after the date that the release is executed, claims to vested benefits under ERISA, workers’ compensation claims or any other claims that may not be released under this Release in accordance with applicable law.

2.             Acknowledgment of Sufficiency of Consideration.  Executive acknowledges and agrees that in the absence of Executive’s execution of this Release, Employer is not obligated to provide Executive with the payment and benefits described in Section II(A)(2)(b) of the Employment Agreement, and that the payment and benefits set forth in Section II(A)(2)(b) of the Employment Agreement are adequate consideration for the covenants and release herein.

3.             Covenants and Obligations under Employment Agreement.  Nothing in this Release supersedes or restricts any obligations that Executive owes to Employer, including, without limitation, the obligation to protect Employer’s interests in confidential information and trade secrets and inventions under the Employment Agreement and/or under applicable law.

4.             Review and Revocation Period.  Executive has a period of seven (7) calendar days after delivering the executed Release to Employer to revoke the Release.  To revoke, Executive must deliver a notice revoking his agreement to this Release to the CEO of Employer.  This Release shall become effective on the eighth day after delivery of this executed Release by Executive to Employer (“Effective Date”), provided that Executive has not revoked the Release.

Employer shall have no obligation to provide Executive with any payment or benefits as described in Section 6 of the Employment Agreement if Executive revokes this Release.

5.             Governing Law.  This Release shall be interpreted in accordance with the law of the State of Washington, without regard to the conflicts of law provisions of such laws.

6.             Severability.  If any provision of this Release constitutes a violation of any law or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Release, which shall remain binding.

7.             Knowing and Voluntary Agreement.  Executive hereby warrants and represents that (a) Executive has carefully read this Release and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult with his personal attorney regarding the Release and its effects and has done so; (d) Executive understands that he is giving up all Released Claims and all damages and disputes that have arisen before the date of this Release, except as provided herein; (e) Executive has had ample time to review and analyze this entire Release; (f) Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; (g) Executive has been given at least twenty-one (21) days to consider this Release and seven (7) days to revoke this Release; (h) Executive understands this Release’s final and binding effect; and (i) Executive has signed this Release as his free and voluntary act.

8.             Arbitration and Venue.  Employer and Executive agree that any claim arising out of or relating to this Release, or the breach of this Release shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act.  Employer and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity.  Any arbitration between Employer and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect.  The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects.  Judgment on the award may be entered in any court having jurisdiction.  In any such arbitration Employer shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class.  Employer agrees to pay for the arbiter’s fees where required by law.  In any claim or jurisdiction where this agreement to arbitrate is not enforced, Employer and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law to a jury trial.  Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Release will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma.  Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts.

EXECUTED this day of , 2006.

Steven C. Cooper